UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934


                Date of Report (Date of Earliest Event Reported)
                                 August 20, 2004


                         General Growth Properties, Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                   1-11656                    42-1283895
         --------                   -------                    ----------
      (State or other             (Commission               (I.R.S. Employer
      jurisdiction of             File Number)               Identification
       incorporation)                                           Number)


                  110 N. Wacker Drive, Chicago, Illinois 60606
                  --------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (312) 960-5000
                                 --------------
              (Registrant's telephone number, including area code)


                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

Item 5.  Other Events and Required FD Disclosure.

On August 20, 2004, General Growth Properties, Inc. ("GGP" or "the Company") announced that it had entered into an agreement and plan of merger with The Rouse Company ("Rouse"). Under the terms of the merger agreement, which has been approved by each company's Board of Directors, Rouse stockholders will receive $67.50 per share in cash. The total consideration will be approximately $12.6 billion, consisting of $7.2 billion in cash plus the assumption of approximately $5.4 billion of existing Rouse debt. The merger is subject to the approval of Rouse stockholders and customary closing conditions, including required governmental approvals and a tax opinion confirming Rouse's REIT status. The merger does not require the approval of GGP stockholders and is generally not conditioned upon receipt of financing by GGP. The merger agreement provides for a termination fee and expense reimbursement of up to an aggregate of $180 million, which is payable by either GGP or Rouse, under certain circumstances.

GGP has received a $9.75 billion commitment from a group of lenders to finance the merger and refinance certain existing debt. In addition, the Company intends to conduct a pro rata offering of rights to purchase newly-issued GGP common stock to all holders of GGP common stock and all holders of units of GGP Limited Partnership. This rights offering will be in an amount of at least $500 million. A Bucksbaum affiliate, which was established by the founders of GGP and their families and which is an existing holder of GGP Limited Partnership units, has committed to purchase any such unexercised rights.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities of General Growth Properties, Inc. or any of its affiliates nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Any such offer or solicitation will be made in compliance with all applicable securities laws.

Reference is made to the Company's press release regarding the merger, Exhibit 99.1, which is hereby incorporated by reference herein.


Item 7.  Financial Statements and Exhibits.

(c)      Exhibits

         Exhibit No.           Exhibit
         -----------           -------

         99.1 Press Release dated August 20, 2004 announcing the execution of an agreement and plan of merger with The Rouse Company.

         99.2 Press Release dated August 20, 2004 declaring a dividend of $0.36 per share, payable to common stockholders of record on October 15, 2004 with payment on October 29, 2004.

Item 9.  Regulation FD Disclosure

On August 20, 2004, GGP made the following additional announcements:

     o The Company declared a dividend of $0.36 per share, payable to common stockholders of record on October 15, 2004 with payment on October 29, 2004. The current dividend represents an increase of 20% over the third quarter 2003 dividend of $0.30 per share and was announced on August 20, 2004 to address any concerns that the merger with Rouse would either impact the Company's ability or inclination to maintain dividend increases that are consistent with its earnings growth.

     o Additionally, in an August 20, 2004 conference call, a replay of which is currently available at the Company's website, www.generalgrowth.com, the Company also announced that assuming that the merger with Rouse closes before December 31, 2004, 2005 fully-diluted funds from operations ("FFO") per share is estimated to be at least $3.05 per share, an approximately 13% increase over the current 2004 FFO estimate.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               GENERAL GROWTH PROPERTIES, INC.

                                               By: /s/ Bernard Freibaum
                                                   -----------------------------
                                                   Bernard Freibaum
                                                   Executive Vice President and
                                                   Chief Financial Officer

Date: August 20, 2004



EXHIBIT INDEX


Exhibit
Number       Name

99.1 Press Release dated August 20, 2004 announcing the execution of an agreement and plan of merger with The Rouse Company.

99.2 Press Release dated August 20, 2004 declaring a dividend of $0.36 per share, payable to common stock stockholders of record on October 15, 2004 with payment on October 29, 2004.